UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 6, 2005

Potomac Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

West Virginia

(State of Other Jurisdiction of Incorporation)

0-24958

(Commission File Number)

55-0732247

(IRS EmployerIdentification No.)

111 E. Washington St., PO Box 906, Charles Town WV 25414-0906

(Address of Principal Executive Offices) (Zip Code)

304-725-8431

Registrant's telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2--Financial Information

Item 2.02. Results of Operations and Financial Condition.

For Immediate Release May 6, 2005

Robert F. Baronner Jr. President and CEO of Potomac Bancshares announced the following unaudited results for the one bank holding company.

Net income for the three months ended March 31, 2005 was $889 thousand compared to $710 thousand for the same period last year, an improvement of 25.2%. Basic and diluted earnings were $.26 per share for the first quarter of 2005, compared to $.21 for the first quarter of 2004, an improvement of 23.8%. It should be noted that the aforementioned figures are restated to reflect the 100% stock dividend paid on March 15, 2005.

Total interest and dividend income for quarter ended March 31, 2005 was $3.407 million compared to $2.735 million for the first quarter of 2004. Non-interest income grew from $736 thousand at March 31, 2004 to $773 thousand for the first quarter of 2005, an improvement of 5%.

Deposits, including the banks daily cash management account, grew from $212.3 million at December 31, 2004 to $221.9 million at March 31, 2005, an increase of $9.6 million dollars. Loans, net of reserve, grew from $177 million at year end 2004, to $190.3 million at March 31, 2005. Credit quality continues to be excellent, with charge offs amounting to less than 8 basis points during the quarter.

In conjunction with this performance the Board of Directors approved a second quarter dividend payment of 8.25 cents per share of common stock. This dividend will be paid on June 1st, 2005 to all shareholders of record on May 15, 2005. It represents an increase of 3.1% over the dividend paid in the first quarter of 2005.

Potomac Bancshares, Inc. is a public company trading under the ticker symbol PTBS.OB. PTBS is the one bank holding company for Bank of Charles Town (BCT) located in Charles Town, West Virginia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Potomac Bancshares, Inc.

/s/Robert F. Baronner, Jr.

Robert F. Baronner, Jr., President and CEO

May 6, 2005